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                                                                    EXHIBIT 99.1

[LOGO OF GTE]
[LOGO OF BELL ATLANTIC]


NEWS RELEASE


FOR IMMEDIATE RELEASE         Contact: Susan Kraus, Bell Atlantic, 212/395-0500;
                                       susan.kraus@bellatlantic.com
                                       ----------------------------
                                       Peter Thonis, GTE, 972/507-5367
                                       peter.thonis@hq.gte.com
                                       -----------------------

May 7, 1999

                          Department of Justice Clears
                            Bell Atlantic-GTE Merger

          Companies enter consent decree to resolve wireless overlaps

WASHINGTON -- Today the U.S. Department of Justice (DOJ) gave its approval to the merger of Bell Atlantic and GTE. The two companies and DOJ agreed to a consent decree to dispose of the companies' overlapping wireless properties. No other conditions were imposed on the merger.

     After an exhaustive review of the transaction, DOJ carefully considered and rejected all of the other various competitive arguments raised by opponents of the merger, including many of the arguments still being considered at the Federal Communications Commission and various state commissions.

     "The decision by DOJ today underscores that this merger will strengthen competition and deliver to consumers a new, top-tier telecommunications provider that will rival existing and emerging national and global carriers," said William P. Barr, executive vice president and general counsel for GTE. "This merger promises a new era in consumer choice for telecommunications products and services, fulfilling the pro-competitive vision embodied in the Telecommunications Act of 1996."

     "We are extremely pleased with the outcome of the department's investigation. Some of the department's best antitrust attorneys were dedicated to our merger and gave it a clean bill of health. We commend the staff for its hard work and thoroughness," said James R. Young, executive vice president and general counsel of Bell Atlantic.

     "When we announced the merger," Young explained, "we knew we would need to address certain issues related to the companies' wireless overlaps. The decree gives us full flexibility to clear wireless conflicts by disposing of either cellular or PCS properties. It also allows us to retain 10 megahertz (MHz)
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of broadband spectrum in areas where we choose to sell our PCS properties.
Finally, we have the time to resolve wireless conflicts in an orderly way."

     GTE and Bell Atlantic announced last July that the two companies have agreed to a merger of equals. To date, 27 state public utility commissions have cleared the merger. The merger also has won the support of the AFL-CIO, Communications Workers of America, the International Brotherhood of Electrical Workers, and dozens of business and community leaders from areas served by GTE and Bell Atlantic.

     Shareholder voting on the merger is under way by both companies and will be completed at their annual meetings on May 18 (GTE) and May 19 (Bell Atlantic).

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